Exhibit 99.1
LULULEMON ATHLETICA INC. ANNOUNCES THIRD QUARTER FISCAL 2011 RESULTS
Third Quarter Net Revenue Increased 31% to $230.2 million
Third Quarter Diluted EPS of $0.27
Vancouver, Canada — December 1, 2011 — lululemon athletica inc. [NASDAQ:LULU; TSX:LLL] today announced financial results for the third quarter ended October 30, 2011.
For the thirteen weeks ended October 30, 2011:
•	Net revenue for the quarter increased 31% to $230.2 million from $175.8 million in the third quarter of fiscal 2010.

•	Comparable stores sales for the third quarter increased by 16% on a constant dollar basis.

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Direct to consumer revenue increased 71% to $23.9 million, or 10.4% of total Company revenues, in the third quarter of fiscal 2011, an increase from 8.0% of total Company revenues in the third quarter of fiscal 2010.

•	Gross profit for the quarter increased 33% to $128.5 million, and as a percentage of net revenue gross profit increased to 55.8% for the quarter from 55.1% in the third quarter of fiscal 2010.

•	Income from operations for the quarter increased 41% to $59.7 million, and as a percentage of net revenue was 25.9% compared to 24.1% of net revenue in the third quarter of fiscal 2010.

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The tax rate for the quarter was 35.5% compared to 38.9% a year ago. The decrease resulted from a revision to management’s plans for repatriation of unremitted earnings of the Canadian operating subsidiary.

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Presented on a post-split basis, diluted earnings per share for the quarter were $0.27 on net income of $38.8 million, compared to diluted earnings per share of $0.18 on net income of $25.7 million in the third quarter of fiscal 2010.

For the thirty-nine weeks ended October 30, 2011:
•	Net revenue for the first three quarters increased 35% to $629.3 million from $466.3 million in the same period of fiscal 2010.

•	Comparable stores sales for the first three quarters increased by 18% on a constant dollar basis.

•
Direct to consumer revenue increased 72% to $56.2 million, or 8.9% of total Company revenues, in the first three quarters of fiscal 2011, an increase from 7.0% of total Company revenues in the first three quarters of fiscal 2010.

•
Gross profit for the quarter increased 43% to $360.3 million, and as a percentage of net revenue gross profit increased to 57.2% for the first three quarters from 53.9% in the same period of fiscal 2010.

•	Income from operations for the first three quarters increased 57% to $170.9 million, and as a percentage of net revenue was 27.2% compared to 23.4% of net revenue in the same period of fiscal 2010.
Creating components for people to live a long, healthy and fun life

•
The tax rate for the first three quarters was 35.8% compared to 39.7% a year ago. The decrease resulted from a revision to management’s plans for repatriation of unremitted earnings of the Canadian operating subsidiary.

•
Presented on a post-split basis, diluted earnings per share for the first three quarters were $0.76 on net income of $110.5 million, compared to diluted earnings per share of $0.47 on net income of $67.1 million in the same period of fiscal 2010.

The Company ended the third quarter of fiscal 2011 with $276.9 million in cash and cash equivalents compared to $224.8 million at the end of the third quarter of fiscal 2010. Inventory at the end of the third quarter of fiscal 2011 totaled $129.2 million compared to $73.0 million at the end of the third quarter of fiscal 2010. The Company ended the quarter with 165 stores in North America and Australia.
Christine Day, lululemon’s CEO stated: “We are proud to have produced another very healthy quarter of financial results. In the third quarter we achieved year over year revenue growth of 31%, EPS growth of 50% and comparable sales per square foot of $1,880. We are set to finish 2011 with a stronger brand, a stronger organization and we remain focused on our strategic growth opportunities.”
Updated Outlook
For the fourth quarter of fiscal 2011, we expect net revenue to be in the range of $327 million to $332 million based on a comparable-store sales percentage increase in the low to mid-teens on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.40 to $0.42 for the quarter. This assumes 145.3 million diluted weighted-average shares outstanding and a 36% tax rate.
Conference Call Information
A conference call to discuss third quarter results is scheduled for today, December 1, 2011, at 9:00 a.m. EST. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live a long, healthy and fun life. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measure
Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the table captioned “Reconciliation of Non-GAAP Financial Measure — Constant dollar changes” included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Creating components for people to live a long, healthy and fun life

Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our inability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our inability to accurately forecast customer demand for our products; our inability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; our highly competitive market and increasing competition; an unforeseen disruption of our information systems; our inability to deliver our products to the market and to meet customer expectations due to problems with our distribution system; our inability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in China; our inability to successfully open new store locations in a timely manner; our failure to maintain the value and reputation of our brand; our failure to comply with trade and other regulations; our competitors manufacturing and selling products based on our fabrics and manufacturing technology at lower prices than we can; our failure to protect our intellectual property rights; and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended January 30, 2011 and our Quarterly Reports on Form 10-Q for fiscal 2011, filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Contacts:
Investor Contact:
Joseph Teklits / Jean Fontana
ICR, Inc.
203-682-8200
Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224
Creating components for people to live a long, healthy and fun life lululemon athletica inc.
Condensed Consolidated Statements of Operations
Expressed in thousands, except per share amounts

	Thirteen	Thirteen	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 30,	October 31,	October 30,	October 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net revenue	$230,216	$175,800	$629,319	$466,305
Costs of goods sold	101,720	78,968	269,067	214,818

Gross profit	128,496	96,832	360,252	251,487
As a percent of net revenue	55.8%	55.1%	57.2%	53.9%
Selling, general and administrative expenses	68,775	54,456	189,361	142,394
As a percent of net revenue	29.9%	31.0%	30.1%	30.5%

Income from operations	59,721	42,376	170,891	109,093
As a percent of net revenue	25.9%	24.1%	27.2%	23.4%
Other income (expense), net	619	91	2,120	2,345

Income before provision for income taxes	60,340	42,467	173,011	111,438
Provision for income taxes	21,399	16,532	61,935	44,207

Net income	38,941	25,935	111,076	67,231
Net income attributable to non-controlling interest	147	234	531	150

Net income attributable to lululemon athletica inc.	$38,794	$25,701	$110,545	$67,081

Basic earnings per share	$0.27	$0.18	$0.77	$0.48
Diluted earnings per share	$0.27	$0.18	$0.76	$0.47
Basic weighted-average shares outstanding	143,370	141,876	143,096	141,572
Diluted weighted-average shares outstanding	145,349	143,670	145,230	143,564
Creating components for people to live a long, healthy and fun life lululemon athletica inc.

Condensed Consolidated Balance Sheets
Expressed in thousands

	October 30, 2011	January 30, 2011
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$276,946	$316,286
Inventories	129,169	57,469
Other current assets	21,701	15,524

Total current assets	427,816	389,279
Property and equipment, net	153,119	70,954
Goodwill and intangible assets, net	32,351	27,112
Deferred income taxes and other assets	22,784	11,957

Total assets	$636,070	$499,302

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,040	$6,659
Other current liabilities	76,474	60,306
Income taxes payable	—	18,399

Total current liabilities	82,514	85,364
Non-current liabilities	24,466	19,645
Stockholders’ equity	529,090	394,293

Total liabilities and stockholders’ equity	$636,070	$499,302

Creating components for people to live a long, healthy and fun life lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Expressed in thousands

	Thirty-nine Weeks Ended	Thirty-nine Weeks Ended
	October 30, 2011	October 31, 2010
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$111,076	$67,231
Items not affecting cash	12,564	36,201
Other, including net changes in other non-cash balances	(70,120)	(15,515)

Net cash provided by operating activities	53,520	87,917
Net cash used in investing activities	(106,344)	(34,433)
Net cash provided by financing activities	14,474	7,945
Effect of exchange rate changes on cash	(990)	3,773

Increase (decrease) in cash and cash equivalents	(39,340)	65,202
Cash and cash equivalents, beginning of period	$316,286	$159,573

Cash and cash equivalents, end of period	$276,946	$224,775

Creating components for people to live a long, healthy and fun life lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes

	Thirteen Weeks Ended	Thirteen Weeks Ended
	October 30, 2011	October 31, 2010
	% Change	% Change
Comparable-store sales (GAAP)	18%	32%
Adjustments due to changes in foreign exchange rates	(2)%	(3)%

Comparable-store sales in constant dollars	16%	29%
Creating components for people to live a long, healthy and fun life lululemon athletica inc.
Store Count and Square Footage1
Quarter ended October 30, 2011
Square Footage Expressed in Thousands

		Number of
	Number of	Stores	Number of
	Stores Open	Opened /	Stores	Number of
	at the	Acquired	Closed	Stores Open
	Beginning of	During the	During the	at the End of
	the Quarter	Quarter	Quarter	the Quarter

1st Quarter	133	5	0	138
2nd Quarter	138	9	0	147
3rd Quarter	147	18	0	165

	Total Gross
	Square Feet	Gross Square	Gross Square	Total Gross
	at the	Feet Added	Feet Lost	Square Feet
	Beginning of	During the	During the	at the End of
	the Quarter	Quarter[2]	Quarter[2]	the Quarter

1st Quarter	374	12	0	386
2nd Quarter	386	31	1	416
3rd Quarter	416	56	2	470

[1]	Store count and square footage summary includes corporate-owned stores which are branded lululemon athletica and ivivva athletica.

[2]	Gross square feet added/lost during the quarter includes net square foot additions for corporate-owned stores which have been renovated or relocated in the quarter.
Creating components for people to live a long, healthy and fun life